Investor Relations (303) 691-4350
Investor@aimco.com
Elizabeth Coalson
Vice President Investor Relations
(303) 691-4327

AIMCO NAMES THREE NEW EXECUTIVE VICE PRESIDENTS; TIM BEAUDIN RESIGNS TO MANAGE BLACKSTONE
SPONSORED INDUSTRIAL PLATFORM

DENVER, CO — January 10, 2011

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV), announced today the promotions of veteran team members Keith Kimmel, Dan Matula and John Bezzant, effective immediately.

Kimmel, who joined Aimco in 2002, will be promoted to Executive Vice President, Property Operations after serving as the area vice president for the West for nearly three years. Matula, who joined Aimco in 2006 and has had responsibility for redevelopment and construction services, will be promoted to Executive Vice President, Redevelopment and Construction Services. Bezzant, who also joined Aimco in 2006 and has held roles in redevelopment and transactions, will become Executive Vice President of Transactions, an area which he has led as senior vice president since late 2009. Kimmel, Matula and Bezzant will report directly to Aimco’s Chairman of the Board and Chief Executive Officer Terry Considine.

Aimco also announced that Tim Beaudin, Aimco’s President and Chief Operating Officer, is resigning his positions effective immediately and will remain with the company through March 1, 2011, to provide for an orderly transition.

Mr. Considine, said, “I look forward to the expanded roles for Keith, Dan and John. Each has been an integral part of the Aimco team for many years – and each played a key role in helping Aimco reach the success we had in 2010. I look forward to their continued success in 2011 and beyond.”

“I want to express my appreciation and gratitude to Tim for his many contributions over the years,” said Mr. Considine. “He is an exceptional leader and has been a valued partner since joining Aimco in 2005. Aimco is better for Tim’s numerous accomplishments in redevelopment, operations, portfolio quality, transactions and leadership development.” Mr. Considine continued, “Tim has a terrific opportunity to run a new industrial platform for Blackstone – which includes a number of assets which Tim previously acquired for and operated during his days at Catellus. I wish him every success in his new endeavors.”

Mr. Beaudin said, “The Blackstone opportunity is one I couldn’t pass on – but I am confident that I have left Aimco’s operations, portfolio, organization and team in good shape and in good hands. I look forward to Aimco’s continued success in the years to come.”

Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the 20 largest markets in the United States. Aimco is one of the country’s largest owners and operators of both conventional and affordable apartments, with 801 communities serving approximately 500,000 residents in 43 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.